Exhibit 4.120

Business Operations Agreement

This Business Operations Agreement (this “Agreement”) is entered into on the day of December 1, 2014 by and among the following parties(“the Parties”):

Party A: KongZhong Information Technologies (Beijing) Co., Ltd.

Address: 35F,Tengda Plaza,No.168 Xiwai Street,Haidian District,Beijing,100044,China

Tax: 88575872

Tel: 010-88576000

Party B: Xiamen Xinreli Technology Co., Ltd.

Address: 14A, No.2. Lianqian West Road, Siming District.

Tax: 86-592-5161130

Tel: 86-592-5161157

Party C:

Shareholder : Jia Tao; ID No. : 110105197802109636

Address: 35F, Tengda Tower No.168 Xiwai Street Haidian District, Beijing, PRC.

Shareholder : Chen Junhong; ID No. : 350203197504274032

Address: Rm.17, No.442, South Road Siming, Siming District, Xiamen, Fujian, PRC.

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise registered and validly existing in the PRC;

2.	Party B, a wholly domestic-owned limited liability company registered in the PRC;

3.	A business relationship has been established between Party A and Party B by entering into Exclusive Consulting and Services Agreement, under which Party B shall pay all incomes from main business operations to Party A, and subsequently the daily operation of Party B will have a material impact on its payment capacity to Party A;

4.	Shareholder I and Shareholder II of Party C are shareholders of Party B (the “Shareholders of Party B”).

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Party A, Party B and Party C, through friendly negotiation in the principle of equality and common interest, hereby jointly agree the following:

1.	Non-action Obligation

In order to ensure Party B’s performance of the agreements between Party A and Party B and all its obligations to Party A and Party C hereby jointly confirm and agree that Party B will not conduct any transaction which may materially affect its assets, business, employees, obligations, rights or the company’s operation unless a prior written consent from Party A or another Party appointed by Party A, including but not limited to the following contents, has been obtained:

1.1	To conduct any business which is beyond normal business operations, or operate the company’s business in any way which is general and inconsistent with past ;

1.2	To borrow money or incur any debt from any third party;

1.3	To change or dismiss any directors or to dismiss and replace any senior management officers;

1.4	To sell to or acquire from any third party any assets or rights exceeding RMB Ten thousand Yuan, including but not limited to any intellectual property rights;

1.5	To provide guarantee for any third party with its assets or intellectual property rights or to provide any other guarantee or to place its assets under any other obligations;

1.6	To amend the Articles of Association of the company or to change its scope of business;

1.7	To change the normal business process or modify any material by laws;

1.8	To assign rights and obligations under this Agreement to any third party;

1.9	To make material amendments to its business model, marketing strategy, operation principles or customer relationship;

1.10	To distribute dividends in any manner.

2.	Management of Operation and Arrangements of HR

2.1	Party B together with its shareholders hereby jointly agree to accept and strictly enforce the proposals in respect of the employment and dismissal of its employees, the daily business management and financial management, etc., provided by Party A and the managerial personnel relating to financial and human resources from time to time.

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2.2	Party B together with the Shareholders of Party B hereby jointly agree that the Shareholders of Party B shall only appoint candidates designated by Party A as the directors of Party B in accordance with the procedures regulated by laws and regulations and the Article of Association of the company, and Party B shall engage Party A’s nominees as Party B’s General Manager, Chief Financial Officer, and other senior officers.

2.3	If any of the above officers designated by Party A quits or is dismissed by Party A, he or she will lose the qualification to undertake any positions in Party B and therefore the Shareholders of Party B shall promptly dismiss the above officers who hold any positions in Party B and appoint other nominees of Party A to assume such positions.

2.4	For the purpose of 2.3, the Shareholders of Party B shall take all necessary inside and outside procedures to accomplish the above dismissal and engagement in accordance with the laws, the Articles of Association of the company and the provision of this Agreement.

2.5	The Shareholders of Party B hereby agree, simultaneously with the execution of this Agreement, to sign Powers of Attorneys as provided in Appendix 1, according to which the Shareholders of Party B will irrevocably authorize personnel designated by Party A to exercise their shareholders’ rights and their full voting rights as shareholders at Party B’s shareholders’ meetings. The Shareholders of Party B further agree to replace the authorized persons appointed in the above mentioned Power of Attorney at any time at the request of Party A.

3.	Other Agreements

3.1	In the event that any of the agreements between Party A and Party B terminates or expires, Party A is entitled to terminate all agreements between Party A and Party B including but not limited to the Exclusive and Consulting Services Agreement.

3.2	Whereas the business relationship between Party A and Party B has been establishes through the Exclusive Consulting and Services Agreement and other agreements and the daily business operations of Party B shall bear a material impact on its capacity to pay the payables to Party A, the Shareholders of Party B jointly agree that they will immediately and unconditionally pay or transfer without compensation to Party A any bonus, dividends or any other incomes or benefits (regardless of the forms) obtained from Party B as shareholders of Party B at the time such payables occur, and provide all the documents and take actions for the aforesaid payment or assignment at the request of Party A.

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4.	Entire Agreement and Modifications

4.1	This Agreement together with all the other agreements and/or documents mentioned or explicitly included in this Agreement will be part of the whole agreement concluded in respect of the matters in this Agreement and shall replace all other prior oral and written agreements, contracts, understandings and communications among all the parties involving this matters.

4.2	Any amendment to this Agreement shall take effect only after it is executed by all Parties. The amendment and supplement duly executed shall be part of this Agreement and shall have the same legal effect as this Agreement.

5.	Governing Law

The execution, effect, performance and the resolution of disputes of this Agreement shall be governed by and construed in accordance with the PRC laws.

6.	Dispute Resolution

6.1	The parties shall strive to settle any dispute arising from the interpretation or performance through negotiation in good faith. In case no settlement can be reached through consultation, each party can submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with the current rules of CIETAC. The arbitration proceedings shall take place in Beijing and shall be conducted in Chinese. The arbitration award shall be final and binding upon all parties.

6.2	Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

7.	Notice

7.1	Notices for the purpose of exercising the rights and performing the obligations hereunder shall be in writing and be delivered by personal delivery, registered or mail or postage prepaid mail, recognized courier service or by facsimile transmission to the address of the relevant party or parties set forth below.

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Party A:	KongZhong Information Technologies (Beijing) Co., Ltd.
Address:	35F, Tengda Plaza, No.168Xiwai Street, Haidian District, Beijing, 100044, China
Fax:	88575872
Tele:	010-88576000
Addressee:	Zhang Yingnan

Party B:	Xiamen Xinreli Technology Co., Ltd.
Address:	14A, No.2. Lianqian West Road, Siming District.
Fax:	86-592-5161130
Tele:	86-592-5161157
Addressee:	Pang Xin

Party C:

Shareholder I, Jia Tao

Address: 35F, Tengda Tower No.168 Xiwai Street Haidian District, Beijing, PRC.

Fax: 85894836

Tel: 85805125

Addressee: Jia Tao

Shareholder II, Chen Junhong

Address: Rm.17, No.442, South Road Siming, Siming District, Xiamen, Fujian, PRC

Fax: 86-592-5161130

Tel: 86-592-5161157

Addressee: Chen Junhong

8.	Effect, Term and Other About This Agreement

8.1	Any written consent, suggestion, appointment or other decisions which have material effects on Party B’s daily business operations involved in this Agreement shall adopted by the board of directors of Party A.

8.2	This Agreement will take effect upon execution by duly authorized representatives of all parties and the term of this Agreement will last for a period of ten (10) years from the Effective Date unless earlier terminated by Party A. Prior to the termination of this agreement. Upon the request from Party A, the term of this Agreement shall renewed, or separate Business Operation Agreement shall be entered into by the Parties at the request of Party A.

8.3	Party B and the Shareholders of Party B shall not terminate this Agreement within the term of this Agreement while Party A is entitled to terminate this Agreement any time by issuing a written notice to Party B and the Shareholders of Party B 30 days prior to the termination.

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8.4	The parties agree and confirm this fair and equitable Agreement is executed on the basis of equality and mutual benefit. In case any term or provision in this Agreement is regarded as illegal or can not be performed in accordance with the applicable law, it shall be deemed to be deleted from this Agreement and be null and void, and this Agreement shall be treated as without it from the very beginning. However, the rest of the provisions will remain effective. The parties shall replace the deleted provisions with lawful, effective and mutually acceptable ones through negotiations.

8.5	Any non-exercise of any rights, powers or privileges hereunder shall not be deemed as a waiver thereof. Any single or partial exercise of such rights, powers or privileges shall not exclude one party from exercising any other rights, powers or privileges.

8.6	The shareholders of Party C undertake that with any alternation in proportion of the equity interest held by Party C, this Agreement shall be binding upon Party C. And all the equity interests in Party C on the occasion shall be bound by this Agreement.

8.7	Party A may transfer all its rights and obligations to any third party without Party B’s prior consent, provided that Party A shall inform Party B by issuing a written notice.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on their behalf by duly authorized representatives as of the Effective Date first written above.

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(No text on this page. Only for signature.)

Party A:

Authorized Representative:  ____________________

Party B:

Authorized Representative:  ____________________

Party C:

Shareholder I

Shareholder II

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